Exhibit 10.15(a)

RESTRICTED STOCK UNIT (RSU) AGREEMENT
UNDER THE
ACTUANT CORPORATION 2017 OMNIBUS INCENTIVE PLAN
(Director Grant)

This Restricted Stock Unit Agreement (the “Agreement”) between Actuant Corporation and the Grantee is effective as of the date set forth in the Plan’s online administrative system. Actuant Corporation and the Grantee hereby agree as follows:

1.    RSU Grant. Actuant Corporation, a Wisconsin corporation (hereinafter called the “Company”), hereby grants to the Grantee as of the date set forth in the Plan’s online administrative system that number of Restricted Stock Units set forth in the Plan’s online administrative system, subject to the restrictions set forth below (“RSUs Awarded”). No stock certificates will be issued with respect to any RSUs Awarded until the date set forth in Paragraph 5, if applicable.

2.     Plan. The RSUs Awarded are granted under and subject to the terms of the Actuant Corporation 2017 Omnibus Incentive Plan (herein called the “Plan”). In the event of any conflict between any provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Grantee hereby acknowledges receipt of a copy of the Plan.

3.     Dividend Equivalents. The Grantee shall not receive payments equivalent to dividends or other distributions with respect to shares of Common Stock underlying the RSUs Awarded.

4.    Restrictions. Subject to the Grantee’s continued service as a member of the Board of Directors of the Company (a “Director”), and except as otherwise provided herein or in the Plan, the RSUs Awarded shall vest and become nonforfeitable only as set forth in the following table:

Years from Date of Grant	Vested Percentage of RSUs Awarded
After 11 Months	100%

The period of time during which the RSUs Awarded are forfeitable is referred to as the “Restricted Period”. If the Grantee’s service as a Director terminates during the Restricted Period, the unvested RSUs Awarded shall be forfeited to the Company on the date of such termination of service, without any further obligations of the Company to the Grantee and all rights of the Grantee with respect to the unvested RSUs Awarded shall terminate. Notwithstanding the foregoing, in the event that Grantee's service as a Director shall cease because of Grantee’s death, the RSUs Awarded shall immediately become fully vested and nonforfeitable. Further, in the event that Grantee’s service as a Director shall cease because of disability, the Committee or its designee may, in its discretion, determine that the RSUs Awarded, or a portion thereof, shall become fully vested and nonforfeitable.

5.    Distribution of RSUs and Tax Withholding. The gross number of shares of Common Stock of the Company equal to the number of RSUs Awarded to the Grantee will be distributed to the Grantee as soon as practicable following the expiration of the Restricted Period, and in any event, no later than 2½ months after the end of the calendar year in which the Restricted Period expires. Notwithstanding the foregoing, the distribution described in the previous sentence may occur after the applicable 2½ month period if the Company reasonably anticipates that making the payment by the end of the applicable 2½ month period would have violated Federal securities laws or other applicable law, in which case, the distribution shall be made as soon as reasonably practicable following the first date on which the Company anticipates or reasonably should anticipate that making the payment would not cause such violation. For the purposes of the previous sentence, a distribution that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code is not treated as a violation of applicable law. If withholding of taxes is not required, none will be taken. If withholding is required, in satisfaction of any withholding obligations under federal, state or local tax laws, the Company may (i) require the Grantee to pay to the Company in cash the entire amount or any portion of any taxes which the Company is required to withhold, or (ii) require the Grantee to authorize any properly authorized third-party to sell the number of shares of Common Stock underlying the RSUs Awarded having a Fair Market Value equal to the sums required to be withheld, and to remit the proceeds thereof to the Company for payment of the taxes which the Company is required to withhold with respect to the RSUs Awarded.  For purposes of administrative ease, the number of shares of any Common Stock sold may be rounded up or down to the nearest whole share.  The Grantee shall be responsible for any taxes relating to the RSUs Awarded (and the surrender thereof) not satisfied by the methods described above for the Company’s satisfaction of its withholding obligations. Unless otherwise determined by the Company, the Grantee shall be entitled to elect, in accordance with procedures determined by the Company, the method of satisfying his or her withholding obligations, and, in the event no such election is properly made, the Company shall require the shares to be sold using the method described in (ii) above.

6.    No Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company in respect to the RSUs Awarded, including the right to vote and accrue dividends, unless and until the RSUs Awarded have vested, and certificates representing shares of Common Stock earned pursuant to this Award have been issued to the Grantee and properly recorded on the stock records of the Company.

7.    No Promise of Continued Service as a Director.  Neither the Plan, nor this Agreement, nor the Award shall confer upon the Grantee any right to continue as a Director, nor shall they affect the right of the Company to terminate the Grantee’s service to the Company at any time.

8.    Changes of Control.  If a Change in Control (as defined in the Plan) of the Company occurs when the Grantee is serving as a Director (but after the date of grant and before the end of the Restricted Period), any RSUs Awarded, which, by their terms, were not vested in full prior to the date of such Change in Control shall become immediately vested and nonforfeitable upon the Change in Control. Any issuance of Common Stock pursuant to such determination will be made in accordance with the general payment and timing provisions of Paragraph 5.

9.    Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee may be addressed to him/her at his/her address as it appears on the Company’s records, or at such other address as either party may hereafter designate in writing to the other.  Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mail or sent via electronic means (fax or e-mail).

10.     Code Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A. This Agreement shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Grantee, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. If any of the payments under this Agreement are subject to Code Section 409A and the Company determines that the Employee is a “specified employee” under Code Section 409A at the time of the Employee’s separation from service, then each such payment will not be made or commence until the date which is the first day of the seventh month after the Employee’s separation from service, and any payments that otherwise would have been paid during the first six months after the Employee’s separation from service will be paid in a lump sum on the first day of the seventh month after the Employee’s separation from service or upon the Employee’s death, if earlier. Such deferral will be effected only to the extent required to avoid adverse tax treatment to the Employee under Code Section 409A.

11.    Transferability of Award. Prior to distribution, RSUs Awarded may not be transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.

12.    Prohibition Against Pledge, Attachment, etc. Except as otherwise herein provided, this Award and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by Grantee in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

13.    Wisconsin Contract. This award has been granted in Wisconsin and shall be construed under the laws of that state.

Accepted as of the date of grant in accordance with, and subject to, the above terms and conditions of this Agreement and of the Plan document, a copy of which has been received by me.

_____________________________________
«First_Name» «Last_Name» (the “Grantee”)

206214-0033\20040327.12